UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West San Fernando Street, San Jose, California 95113

717 Texas Avenue, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (408) 995-5115

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page
ITEM 1.03 — BANKRUPTCY OR RECEIVERSHIP	2
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS	18
SIGNATURES	20
EXHIBIT INDEX	21
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 99.1

ITEM 1.03 — BANKRUPTCY OR RECEIVERSHIP

Beginning on December 20, 2005 (the “Petition Date”), Calpine Corporation (“Calpine”) and 274 of its wholly owned subsidiaries in the United States (collectively, the “Debtors”) have filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), in the case captioned In re Calpine Corporation, Case No. 05-60200 (BRL). Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. As required by the Bankruptcy Code, on January 9, 2006, the United States Trustee for the Southern District of New York appointed an official committee of unsecured creditors. On May 9, 2006, the United States Trustee appointed an official committee of equity security holders.

On June 20, 2007, the Debtors filed the Debtors’ Joint Plan of Reorganization and a related Disclosure Statement. The Debtors subsequently amended the Joint Plan of Reorganization and Disclosure Statement on August 27, September 18, September 24, and September 27. On September 26, 2007, the Bankruptcy Court approved the adequacy of information in the Fourth Amended Disclosure Statement and authorized the Debtors to send the Fourth Amended Disclosure Statement, the Fourth Amended Plan, and ballots to creditors and interest holders entitled to vote on the Plan. On November 2, 2007, the Debtors filed a motion seeking approval of immaterial modifications to the Debtors’ Joint Plan of Reorganization to leave certain parties unimpaired, which motion was approved by entry of an order by the Bankruptcy Court on November 8, 2007. On December 15, 2006, the Debtors filed the Fifth Amended Joint Plan of Reorganization. On December 18, 2007, the Debtors filed a motion seeking approval of immaterial modifications to the Debtors’ Joint Plan of Reorganization, including, among others, the setting of the New Calpine Total Enterprise Value at a settled amount of $18.95 billion and the distributions of certain warrants to purchase New Calpine Common Stock subject to certain terms. The motion was approved by entry of an order by the Bankruptcy Court on December 19, 2007. On December 19, 2007, the Debtors filed the Sixth Amended Joint Plan of Reorganization (the “Plan”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Plan.

On December 19, 2007, the Bankruptcy Court entered an order (Docket No. 7256) (the “Confirmation Order”) confirming the Plan. The Effective Date of Plan will occur when the conditions precedent enumerated in Article X.B of the Plan are satisfied or waived. The Debtors make no assurances as to when the Effective Date shall occur. It is also possible that additional technical amendments could be made to the Plan prior to its effectiveness. A copy of the Plan as confirmed by the Bankruptcy Court is attached as Exhibit 2.1 and a copy of the Confirmation Order is attached as Exhibit 2.2 to this Current Report on Form 8-K and each is incorporated herein by reference.

The summary of the material features of the Plan are outlined in this Report as follows:

A.	Plan of Reorganization
B.	Treatment of Claims and Interests
C.	Sources of Consideration for Plan Distributions
D.	Executory Contracts and Unexpired Leases
E.	Certain Provisions Regarding Distributions on Account of Claims and Interests Allowed After the Effective Date
F.	Effect of Confirmation
G.	Information as to Assets and Liabilities of Registrant

This summary only highlights certain provisions of the Plan and is not intended to be a complete description of, or substitute for, a full and complete reading of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan.

A.	Plan of Reorganization.

The Plan permits the Debtors to continue their businesses as a going concern. The purpose of the Plan is to provide the Debtors with a capital structure that can be supported by cash flows from operations and a solid foundation on which the Reorganized Debtors can compete. The Plan contemplates substantive consolidation of the Estates, for all purposes associated with Confirmation and Consummation. Substantive consolidation under the Plan does not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, the Plan, or, in connection with contracts or leases that were assumed as part of the Plan.

B.	Treatment of Claims and Interests.

The Plan divides all Claims, except for DIP Facility Claims, Administrative Claims, and Priority Tax Claims, and all Interests into various Classes. The following tables summarize the Classes of Claims and Interests under the Plan, as consolidated, the treatment of such Classes and the projected recovery under the Plan, if any, for such Classes, based on the $18.95 billion New Calpine Total Enterprise Value as set forth in the Confirmation Order and the Debtors’ low and high-end estimates for the total amount of Allowed Claims as of November 19, 2007 (the date the Debtors’ Updated Valuation

Analysis (Docket No. 6642) was filed with the Bankruptcy Court). The tables also summarize the treatment and projected recovery for unclassified Claims. The projected recoveries indicated below include recoveries on both the principal Claim, which includes principal and interest accrued through the Petition Date, and any applicable interest accrued from the Petition Date through December 31, 2007, as set forth in further detail in the Plan. Because Disputed Claims have not yet been finally adjudicated, no assurances can be given that actual recoveries of Holders of Allowed Claims and Interests will not be materially higher or lower. In no event shall interest accrued after the Petition Date through the Distribution Date be paid in connection with any Allowed Unsecured Claim until all amounts due on Allowed Unsecured Claims arising prior to the Petition Date have been paid in full or fully reserved for in accordance with the terms of the Plan. The classification and treatment of Claims and Interests are described in summary form below for illustrative purposes only, and are subject to the more detailed and complete descriptions contained in Article III of the Plan.

1.	Unclassified Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified and thus are excluded from the classified Claims and Interests. The treatment of DIP Facility Claims, Administrative Claims, and Priority Tax Claims under the Plan is as follows.

Claim	Plan Treatment	Projected Recovery Under the Plan
DIP Facility Claims	In full satisfaction, settlement, release, and discharge of and in exchange for Allowed DIP Facility Claim, the Debtors shall either convert the DIP Facility into the Exit Facility or pay the DIP Facility Claims in full in Cash.	100.0%
Administrative Claims	Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder thereof shall be paid in full in Cash in accordance with the terms of the applicable contract, if any.	100.0%
Priority Tax Claims	In full satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, unless otherwise agreed (with the consent of the Creditors’ Committee), each Holder thereof shall be paid in full in Cash pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.	100.0%

2.	Classified Claims and Interests.

The treatment of classified Claims and Interests under the Plan is as follows.

Classes	Claim	Plan Treatment of Class	Projected Recovery Under the Plan
A-1	First Lien Debt Claims	Paid in full in Cash.	100.0%
A-2	Second Lien Debt Claims	Paid in full in Cash.	100.0%
A-3	Other Secured Claims	Reinstated; paid in full in Cash; or satisfied in full by a return of the collateral.	100.0%
B	Other Priority Claims	Paid in full in Cash.	100.0%
C-1	Senior Note Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	100.0%
C-2	General Note Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	82.1% - 96.5%
C-3	Subordinated Note Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.[1]	60.2% - 92.1%
C-4	ULC1 Settlement Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	100.0% (subject to cap)
C-5	Canadian Guarantee Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	82.1% - 96.5%
C-6	Canadian Intercompany Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	100.0% (subject to cap)
C-7	Rejection Damages Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	82.1% - 96.5%
C-8	General Unsecured Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	82.1% - 96.5%
C-9	Unsecured Makewhole Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	82.1% - 96.5%
C-10	Unsecured Convenience Class Claims	Paid in full (without postpetition interest) in Cash.	100.0%
C-11	Intercompany Claims	Reinstated or receive no distribution.	100.0%
C-12	CalGen Makewhole Claims	Pain in full in Cash.	100.0%

[1]

Holders of Allowed Subordinated Note Claims shall be deemed to consent to the distribution of any portion of their pro rata share of the New Calpine Common Stock to Holders of Allowed Senior Note Claims necessary to satisfy in full any portion of such Allowed Senior Note Claims attributable to principal and interest accrued as of the Petition Date. Certain distributions to Holders of Allowed Senior Note Claims and Holders of Allowed Subordinated Note Claims remain subject to the Intercreditor Subordination Dispute as set forth in the Plan.

Classes	Claim	Plan Treatment of Class	Projected Recovery Under the Plan
D	Subordinated Debt Securities Claims	Pro rata distribution of the New Calpine Common Stock Pool For Subordinated Debt Securities Claimants until paid in full.	N/A
E-1	Interests	Pro rata share of the New Calpine Warrants.	N/A
E-2	Subordinated Equity Securities Claims	Will not receive a distribution and may only recover from applicable insurance proceeds.	0.0%
E-3	Intercompany Interests	Reinstated.	100.0%

C.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, existing assets, the post-Confirmation borrowings described below, and the issuance of the New Calpine Plan Securities.

1. New Credit Facility: On the Effective Date, the Reorganized Debtors shall enter into the New Credit Facility. Confirmation shall be deemed approval of the New Credit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the New Credit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the New Credit Facility documents and such other documents as the New Credit Facility Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the New Credit Facility, subject to such modifications as the Reorganized Debtors, with the consent of the Creditors’ Committee as to material modifications, may deem to be reasonably necessary to consummate such New Credit Facility. The Reorganized Debtors may use the New Credit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan, such as the payment of Administrative Claims, and satisfaction of ongoing working capital needs. To the extent doing so would violate the project financing agreements related to the Greenleaf Project and the Agnews Project, the Debtors shall not pledge any of the assets of O.L.S. Energy-Agnews, Inc., Calpine Greenleaf, Inc. and Calpine Greenleaf Holdings, Inc. to the New Credit Facility Lenders under the New Credit Facility, and O.L.S. Energy-Agnews, Inc., Calpine Greenleaf, Inc. and Calpine Greenleaf Holdings, Inc. shall not guarantee the Debtors’ obligations to the New Credit Facility Lenders under the New Credit Facility.

2. New Calpine Common Stock: Pursuant to the Reorganized Calpine Charter, 1,500,000,000 shares of common stock in Reorganized Calpine shall be initially authorized for issuance, par value $0.001 per share, of which up to 500,000,000 shares shall be initially issued and outstanding pursuant to the Plan as of the Effective Date (the “New Calpine Common Stock”) (based upon the New Calpine Total Enterprise Value) for distribution as follows: (a) all New Calpine Common Stock to be issued under the Plan shall be distributed to the New Calpine Common Stock Pool For Creditors (after setting aside sufficient New Calpine Common Stock to fund the Management and Director Equity Incentive Plan); (b) after all Allowed Claims (excluding Subordinated Debt Securities Claims and Subordinated Equity Securities Claims) are satisfied in full, any remaining New Calpine Common Stock to be issued under the Plan shall be distributed to the New Calpine Common Stock Pool For Subordinated Debt Securities Claimants; and (c) after all Allowed Subordinated Debt Securities Claims are satisfied in full, any remaining New Calpine Common Stock to be issued under the Plan shall be cancelled.

3. New Calpine Warrants: On the Effective Date, Reorganized Calpine shall issue the New Calpine Warrants for distribution to Holders of Interests in Class E-1. The New Calpine Warrants are warrants to purchase approximately 50 million shares of New Calpine Common Stock, or about 10 percent of the common stock to be issued pursuant to the Plan, to Holders of Allowed Interests. Each warrant will represent the right to purchase a single share of New Calpine Common Stock. The exercise price per share has not yet been determined, but it is expected to be based on a stipulated reorganized equity value of $11.942 billion. The expiration date of the warrants will be August 25, 2008 or the date that is six months after the Effective Date of the Plan, whichever is later. No fractional warrants will be issued and no cash in lieu of fractional warrants will be distributed. The warrants will be transferable, but they will not be listed on any exchange.

D.	Other Means of Implementation

1. Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities contemplated by the Plan and any and all settlement agreements incorporated herein, including the New Calpine Plan Securities, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code any Securities contemplated by the Plan and any and all settlement agreements incorporated therein, including the New Calpine Plan Securities, will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (ii) the restrictions, if any, on the transferability of such Securities and instruments; and (iii) applicable regulatory approval.

2. Listing Rights.

Reorganized Calpine shall use reasonable efforts to list the New Calpine Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system on the Effective Date, but shall have no liability if it is unable to do so. The New Calpine Common Stock has been approved for trading on the New York Stock Exchange. Entities receiving distributions of New Calpine Common Stock, by accepting such distributions, shall be deemed to have agreed to cooperate with the Reorganized Debtors’ reasonable requests to assist them in their efforts to list the New Calpine Common Stock on a national securities exchange or quotation system.

3. Restrictions on Resale of Securities to Protect Net Operating Losses.

The Reorganized Calpine Charter shall contain the restrictions on the transfer of New Calpine Common Stock in the same form and substance as those contained in the New Calpine Trading Restriction Term Sheet to minimize the likelihood of any potential adverse federal income tax consequences resulting from an ownership change (as defined in section 382 of the Internal Revenue Code) in Reorganized Calpine.

4. Issuance and Distribution of the New Calpine Common Stock.

The New Calpine Plan Securities, when issued or distributed as provided in the Plan, will be duly authorized, validly issued, and, if applicable, fully paid and nonassessable. Each distribution and issuance referred to in Article III shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

5. Cancellation of Debt and Equity Securities and Related Obligations.

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the Old Calpine Common Stock and any other Certificate, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, other instruments or documents evidencing indebtedness or obligations of the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Calpine Common Stock and any other Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements or Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding Confirmation, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (w) allowing Holders to receive distributions under the Plan; (x) allowing a Servicer to make distributions on account of such Claims or Interests as provided in Article VII; (y) permitting such Servicer to maintain any rights and Liens it may have against property other than the Reorganized Debtors’ property for fees, costs, and expenses pursuant to such indenture or other agreement; and (z) governing (i) the rights and obligations of non-Debtor parties to such agreements vis-à-vis each other, (ii) determination of the rights and obligations of non-Debtor parties with respect to the subordination provisions of any indenture in favor of the non-Debtor parties of any other indenture, including the calculation of such rights and obligations, and (iii) the reimbursement and indemnification obligations, if any, of the Debtors in favor of an indenture trustee that is party to the Intercreditor Subordination Dispute solely with respect to fees and expenses incurred, if any, by such indenture trustee after the Confirmation Date in connection with the Intercreditor Subordination Dispute, subject to the Debtors’ or Reorganized Debtors’, as applicable, and Creditors’ Committee’s rights to object to any such fees and expenses; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors not otherwise specifically provided for in the Plan. The Reorganized Debtors shall not have any obligations to any Servicer for any fees, costs, or expenses, except as expressly otherwise provided in the Plan. Notwithstanding the foregoing, the indenture governing the First Lien Debt Claims and any related documents thereto governing the rights and obligations of the Debtors and non-Debtor parties with respect to the First Lien Debt Claims shall survive for purposes of the First Lien Makewhole Claim litigation, until such time as the First Lien Debt Claims have been Allowed by a Final Order and the obligations are satisfied in accordance with the terms of the Plan or the First Lien Debt Claims have been disallowed by Final Order. Notwithstanding the foregoing, the indentures and the credit agreement governing the Second Lien Debt Claims and any related documents thereto governing the rights and obligations of the Debtors and non-Debtor parties with respect to the Second Lien Debt Claims shall survive solely for purposes of permitting the Indenture Trustees for the Second Lien Debt Claims and the Administrative Agent to litigate the Disputed Second Lien Debt Claim, until such time as the Disputed Second Lien Debt Claim shall have been determined by a Final Order and all obligations in respect of the Disputed Second Lien Debt Claim are satisfied in accordance with the terms of the Plan. Nothing in the Plan or Confirmation Order shall limit or otherwise affect the continuing effectiveness of the bonds, indentures, and other documents related to the KIAC And Nissequogue Leasehold Interests and the Hidalgo Leasehold Interest. Notwithstanding the foregoing, the notes, the indentures, and other related documents governing the 4.0% Convertible Senior Notes Due 2006, 4.75% Convertible Senior Notes Due 2023, 6.00% Contingent Convertible Notes Due 2014, 7.625% Senior Notes Due 2006, 7.75% Senior Notes Due 2009, 7.875% Senior Notes Due 2008, 8.5% Senior Notes Due 2011, 8.625% Senior Notes Due 2010, 8.75% Senior Notes Due 2007, 7.75% Contingent Convertible Notes Due 2015, and 10.5% Senior Notes Due 2006 shall survive for purposes of prosecuting or defending any matter, action or proceeding with respect to any and all rights and claims thereunder, including conversion right claims, any Makewhole Claims not previously resolved, any issues or claims with respect to the calculation of post-petition interest, or allowance and payment of indenture trustee fees and expenses (collectively, the “Bond Claims and Rights”) until such time as the Bond Claims and Rights have been (1) Allowed by a Final Order and the obligations are satisfied in accordance with the terms of the Plan, (2) disallowed by Final Order, or (3) otherwise resolved; provided, however, the Debtors or Reorganized Debtors, as applicable, and the Creditors’ Committee, reserve all their rights in any way related to the Bond Claims and Rights.

6.	Certificate of Incorporation and Bylaws.

The certificate of incorporation of Reorganized Calpine shall be amended to, among other things: (1) authorize the issuance of the shares of New Calpine Common Stock; (2) authorize the issuance of the New Calpine Warrants; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include (a) a provision prohibiting the issuance of non-voting equity securities and (b) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. On or as soon as reasonably practicable after the Effective Date, to the extent required, each of the Reorganized Debtors (other than Reorganized Calpine) shall file new certificates of incorporation (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) in a form reasonably acceptable to the Creditors’ Committee with the secretary (or equivalent state officer or Entity) of the state under which each such Reorganized Debtor is or is to be incorporated or organized. On or as soon as reasonably practicable after the Effective Date, to the extent required, Reorganized Calpine shall file the Reorganized Calpine Charter with the secretary (or equivalent state officer or Entity) of the state under which Reorganized Calpine is or is to be incorporated or organized. After the Effective Date, each Reorganized Debtor may amend and restate its new certificate of incorporation and other constituent documents as permitted by the relevant state corporate law. The Reorganized Calpine Charter and Reorganized Calpine Bylaws were filed with the Bankruptcy Court as part of the Debtors’ Plan Supplement and can be viewed on the website of the Debtors’ claims and solicitation agent at www.kccllc.net/calpine.com.

7.	Exemption from Certain Transfer Taxes and Recording Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, FERC filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

8.	Directors and Officers of Reorganized Calpine.

On the Effective Date, the term of the current members of the board of directors of Calpine shall expire, and the initial board of directors of Reorganized Calpine shall consist of the Persons selected in accordance with the Board Selection Term Sheet, a copy of which shall be included in the Plan Supplement. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Person proposed to serve as an officer or director of Reorganized Calpine were disclosed before the Confirmation Hearing or such earlier date as required by the Board Selection Term Sheet. On November 20, 2007, the Debtors filed their Notice Regarding Identification of Members of Post-Emergence Board of Directors (Docket No. 6659) which set forth the identities of the post-emergence directors. To the extent any Person proposed to serve as a board member or an officer of Reorganized Calpine is an Insider, the nature of any compensation for such Person was disclosed at or before the Confirmation Hearing. On December 13, 2007, the Debtors filed the Debtors’ Disclosure Pursuant to Section 1129(a)(5) (Docket No. 7096) which set forth information regarding director compensation. The classification and composition of the board of directors of Reorganized Calpine shall be consistent with the Reorganized Calpine Charter and the Reorganized Calpine Bylaws. Each director or officer of Reorganized Calpine shall serve from and after the Effective Date pursuant to the terms of the Reorganized Calpine Charter, the Reorganized Calpine Bylaws, or other constituent documents, and applicable state corporation law.

9.	Directors and Officers of Reorganized Debtors Other Than Calpine.

Unless otherwise provided in the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers and directors of each of the Debtors other than Calpine shall continue to serve in their current capacities after the Effective Date. The classification and composition of the boards of directors of the Reorganized Debtors other than Reorganized Calpine shall be consistent with their respective new certificates of incorporation and bylaws. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of such new certificate of incorporation, bylaws, other constituent documents, and applicable state corporation law. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Person proposed to serve as an officer or director of the Reorganized Debtors other than Reorganized Calpine shall have been disclosed at or before the Confirmation Hearing.

10.	Employee and Retiree Benefits.

Except with respect to any Rejected Employment Agreements, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; (2) distribute or reallocate any unused designated employee success fee and bonus funds related to Confirmation and Consummation in the ordinary course of their business; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement that is not a Rejected Employment Agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

11.	Management and Director Equity Incentive Plan.

The Reorganized Debtors shall implement the Management and Director Equity Incentive Plan, which shall be deemed effective as of the Effective Date. The Management and Director Equity Incentive Plan provides for aggregate grants of New Calpine Common Stock to certain management, employees, and directors of certain of the Reorganized Debtors of between 2% to 3% of the New Calpine Common Stock (inclusive of initial grants and reserves for future grants) to be issued under the Plan. The compensation committee of the board of directors of Calpine will determine in advance of the Voting Deadline the terms and conditions of the initial grants and the recipients thereof (provided that the Creditors’ Committee’s consent, which shall not be unreasonably withheld, shall be obtained in connection with the terms and conditions of any initial grants and the recipients thereof). The Debtors disclosed in an exhibit to the Plan Supplement on or before the Plan Supplement Filing Deadline the terms and conditions of the initial grants, the amount of the initial grant for each Named Executive Officer position, and the aggregate amount of the initial grants for all other recipients. The disclosure regarding the Management and Director Equity Incentive Plan can be viewed on the website of the Debtors’ claims and solicitation agent at www.kccllc.net/calpine.com. With respect to Robert P. May, as Chief Executive Officer of Reorganized Calpine, if Mr. May has not entered into a new employment agreement with Reorganized Calpine within six months after the Effective Date, the initial grant under the Management and Director Equity Incentive Plan to Mr. May shall be null and void and Mr. May shall not be entitled to any additional compensation on account thereof; provided, however, that if there is a change in control in Reorganized Calpine while Mr. May is employed as the Chief Executive Officer within six months after the Effective Date, the initial grant under the Management and Director Equity Incentive Plan to Mr. May shall vest and remain in full force and effect regardless of whether Mr. May entered into a new employment agreement with Reorganized Calpine within six months after the Effective Date. All other terms and conditions of the Management and Director Equity Incentive Plan shall be determined by the board of directors of Reorganized Calpine. For purposes thereof, “change in control” shall mean the sale of all or substantially all of the assets of the Reorganized Debtors or the acquisition by one or more related entities of 50.1% or more of the New Calpine Common Stock. The board of directors of Reorganized Calpine shall determine the permanent long-term Chief Executive Officer of Reorganized Calpine and shall also discharge its other fiduciary duties in good faith and in accordance with applicable laws and regulations.

D.	Executory Contracts and Unexpired Leases

The Debtors intend to continue performing their obligations under the terms of their postpetition contracts and honor their obligations under non-executory agreements to the extent required by law. Confirmation of the Plan constituted the Bankruptcy Court’s approval of the proposed treatment of executory contracts and unexpired leases as set forth below, and determination that the Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts and unexpired leases.

Set forth below are certain material provisions of the Plan related to executory contracts and unexpired leases.

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, the Debtors’ executory contracts or unexpired leases not assumed or rejected pursuant to a Bankruptcy Court order prior to the Effective Date shall be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts or unexpired leases: (1) listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement; (2) listed on the schedule of “Rejected

Executory Contracts and Unexpired Leases” in the Plan Supplement; (3) that are Intercompany Contracts, in which case such Intercompany Contracts are deemed automatically assumed by the applicable Debtor as of the Effective Date, unless such Intercompany Contract previously was rejected by the Debtors pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement; (4) that are the subject of a motion to assume or reject pending on the Effective Date (in which case such assumption or rejection and the effective date thereof shall remain subject to a Bankruptcy Court order); (5) that are subject to a motion to reject with a requested effective date of rejection after the Effective Date; (6) that are Rosetta Contracts whose treatment under the Plan is provided for in Article V.A.3 of the Plan; (7) that are Oil and Gas Contracts whose treatment under the Plan is provided for in Article V.A.4 of the Plan; or (8) that are otherwise expressly assumed or rejected pursuant to the Plan (including Article V of the Plan as set forth below). Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such executory contracts or unexpired leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or rejections of such executory contracts and unexpired leases in the Plan are effective as of the Effective Date. Each such executory contract and unexpired lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party prior to the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order. Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the schedules of executory contracts or unexpired leases identified in Article V of the Plan and in the Plan Supplement at any time through and including the later of fifteen days after the Effective Date or such other date as set forth in Article V.C; provided, however, that this sentence shall not apply to: (1) the executory contracts or unexpired leases with: (a) Hess Corporation (formerly known as Amerada Hess Corporation); (b) the Industrial Development Corporation of the City of Edinburg, Texas; (c) BP Amoco Chemical Co. and BP Energy Company; (d) Enbridge Pipelines (Bamagas Intrastate) L.L.C. f/k/a BAMAGAS Company; (e) Spectra Energy Corporation, Texas Eastern Transmission LP (f/k/a Texas Eastern Transmission Corporation), Egan Hub Storage LLC, Moss Bluff Hub Partners LP, Gulfstream Natural Gas System, and Maritimes & Northeast US; (f) Energy Transfer Fuel, L.P., ETC Marketing, Inc., and Houston Pipeline Co. LP.; or (g) The Dow Chemical Company and its affiliates, or (2) Intercompany Contracts relating to the Deer Park Energy Center LP, a non-Debtor Affiliate.

2.	Indemnification Obligations.

Each Indemnification Obligation shall be assumed by the applicable Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the Debtors pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or is listed on the schedule of “Rejected Indemnification Obligations for Former Employees” in the Plan Supplement. Notwithstanding the foregoing, an Indemnification Obligation to any Person who as of the Petition Date no longer was a director, officer, or employee of a Debtor, shall terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that the Reorganized Debtors reserve the right to honor or reaffirm Indemnification Obligations other than those terminated by a prior or subsequent order of the Bankruptcy Court, whether or not executory, in which case such honoring or reaffirmation shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

3.	Treatment of FERC Jurisdictional Contracts.

Each FERC Jurisdictional Contract shall be deemed automatically assumed as of the Effective Date pursuant to section 365 and 1123 of the Bankruptcy Code, unless such FERC Jurisdictional Contract was: (a) previously terminated by mutual agreement by the Debtors and the counterparty or counterparties to such FERC Jurisdictional Contract; (b) previously the subject of a written notice from the Debtors to the counterparty or counterparties stating that such FERC Jurisdictional Contract was repudiated; or (c) subject of a motion to reject pending as of the Effective Date. The GTN/PNGTS Contracts shall be terminated by mutual agreement according to the terms of the Stipulation and Agreed Order Between and Among the Debtors, Portland Natural Gas Transmission System, Gas Transmission Northwest Corporation, Transcanada Pipelines Limited, and Nova Gas Transmission Resolving and Allowing Claims and Terminating Agreements.

4.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

With respect to each of the Debtors’ executory contracts or unexpired leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtors shall have designated a proposed Cure, and the assumption of such executory contract or unexpired lease may be conditioned upon the disposition of all issues with respect to Cure. Any provisions or terms of the Debtors’ executory contracts or unexpired leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. Except with respect to executory contracts and unexpired leases in which the Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the Debtors must be Filed with the Claims and Solicitation Agent on or before the Cure Bar Date. Any request for payment of Cure that is not timely Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim for Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors of the amounts listed on the Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.

If the Debtors or Reorganized Debtors, as applicable, object to any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors, in consultation with the Creditors’ Committee, or Reorganized Debtors, as applicable, and the counterparty to the executory contract or unexpired lease. Any counterparty to an executory contract and unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption. The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any executory contract or unexpired lease no later than thirty days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such executory contract or unexpired lease; provided, however, that this sentence shall not apply to The Dow Chemical Company and its affiliates.

Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

5.	Executory Contracts and Unexpired Leases Relating to Projects to be Sold or Surrendered.

Each of the Debtors’ executory contracts and unexpired leases listed on the schedule of “Conditionally Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement shall be deemed assumed by the contracting Debtors or Reorganized Debtor, as applicable, on a conditional basis pursuant to sections 365 and 1123 of the Bankruptcy Code, provided that the Debtors, with the reasonable consent of the Creditors’ Committee, or Reorganized Debtors, as applicable, may alter the treatment of such listed executory contracts and unexpired leases through the later of a date that is sixty days after the Effective Date or such other date as set forth in Article V.A of the Plan, at which time the executory contracts and unexpired leases remaining on such list are unconditionally assumed so that the Cure provisions of Article V.B of the Plan shall apply, and the executory contracts and unexpired leases no longer remaining on such list are unconditionally rejected or repudiated all pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise.

6.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection or repudiation of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated executory contracts.

7.	Claims Based on Rejection or Repudiation of Executory Contracts and Unexpired Leases.

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection or repudiation of the Debtors’ executory contracts and unexpired leases pursuant to the Plan or otherwise must be Filed with the Claims and Solicitation Agent no later than thirty days after the later of the Effective Date or the effective date of rejection or repudiation. Any Proofs of Claim arising from the rejection or repudiation of the Debtors’ executory contracts or unexpired leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection or repudiation of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection or repudiation of the Debtors’ executory contracts and unexpired leases shall be classified as Rejection Damages Claims and shall be treated in accordance with Article III.B.11.

8.	Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date.

Intercompany Contracts, contracts, and leases entered into after the Petition Date by any Debtor, and any executory contracts and unexpired leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business. For the avoidance of doubt, if approved by an order of the Bankruptcy Court, the transactions contemplated by that certain Motion For Entry Of An Order Pursuant To Sections 105, 363 And 365 Of The Bankruptcy Code And Bankruptcy Rule 9019 Authorizing And Approving (I) Entry Into Settlement Agreement With Lease Financing Parties Related To Pasadena Cogeneration L.P., (II) Assumption Of Certain Pasadena Facility Transaction Documents, (III) Amendment Of Certain Pasadena Facility Transaction Documents And (IV) The Post-Petition Execution Of Certain Agreements Related To The Pasadena Facility, filed on November 21, 2007, [Docket No. 6669], shall be binding upon the applicable Reorganized Debtors and the counterparties to such transactions, notwithstanding anything contained in the Plan or the Confirmation Order to the contrary. Notwithstanding anything in the Plan, the Plan Supplement, or the Confirmation Order to the contrary, with respect to Merrill Lynch Commodities, Inc., to the extent that the Stipulation and Order entered by the Bankruptcy Court on or about June 30, 2006 (the “Merrill Lynch Stipulation”) [Docket No. 2099] is inconsistent with the Plan, the Plan Supplement, or Confirmation Order, the Merrill Lynch Stipulation shall govern. Notwithstanding anything in the Plan to the contrary, the Plan shall not modify or alter any executory contract or unexpired lease relating to the Greenleaf Project or the Agnews Project assumed pursuant to a Bankruptcy Court order prior to the Effective Date.

9.	Guarantees Issued or Reinstated After the Petition Date.

Those guarantee obligations of any Debtor listed in the Plan Supplement shall be deemed Reinstated on the Effective Date, and such obligations, as well as any other guarantee obligations of any Debtor incurred after the Petition Date, shall be performed by the applicable Reorganized Debtor in the ordinary course of business pursuant to the terms thereof.

F.	Certain Provisions Regarding Distributions on Account of Claims and Interests Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims and Interests: Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, and subject to the establishment of the New Calpine Stock Reserve, distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the Periodic Distribution Date that is at least thirty days after the Disputed Claim becomes an Allowed Claim or Interest; provided, however, that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in full in Cash on the Periodic Distribution Date that is at least thirty days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law; provided further, however, that for the Allowed Priority Tax Claims asserted by the Louisiana Department of Revenue, the interest rate provided by applicable non-bankruptcy law shall be determined in accordance with section 511(b) of the Bankruptcy Code.

2. Special Rules for Distributions to Holders of Disputed Claims and Interests: Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claims have been Allowed; provided, however, that the Reorganized Debtors shall make distributions to Holders of Allowed First Lien Debt Claims, Allowed Second Lien Debt Claims, Allowed Other Secured Claims, Allowed General Note Claims, Allowed Senior Note Claims, and Allowed Subordinated Note Claims on account of the Allowed portion of such Holders’ Claims; provided further, however, that with respect to any separately-Filed Claim of the United States of America or any Governmental Unit thereof that is a Disputed Claim, as each such Disputed Claim becomes an Allowed Claim, such Allowed Claim shall be paid in accordance with the provisions of the Plan, notwithstanding the fact that other Disputed Claims of the United States of America or any Governmental Unit thereof have not been Allowed. In the event that there are Disputed Claims requiring adjudication and resolution, the Reorganized Debtors shall establish appropriate reserves for potential payment of such Claims pursuant to Article VII.C.3. Subject to Article VII, all distributions made pursuant to the Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class.

3. Reserve of New Calpine Common Stock: On the Effective Date, the Reorganized Debtors shall maintain in reserve shares of New Calpine Common Stock as the New Calpine Stock Reserve to pay Holders of Allowed Claims pursuant to the terms of the Plan. The amount of New Calpine Common Stock withheld as a part of the New Calpine Stock Reserve for the benefit of a Holder of a Disputed Claim shall be equal to the lesser of: (a) the number of shares necessary to satisfy the distributions required to be made pursuant to the Plan based on the asserted amount of the Disputed Claim or, if the Claim is denominated as contingent or unliquidated as of the Distribution Record Date, the amount that the Debtors, in consultation with the Creditors’ Committee, elect to withhold on account of such Claim in the New Calpine Stock Reserve; (b) the number of shares necessary to satisfy the distributions required to be made pursuant to the Plan for such Disputed Claim based on an amount as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code for purposes of allowance; or (c) the number of shares necessary to satisfy the distributions required to be made pursuant to the Plan based on an amount as may be agreed upon by the Holder of such Disputed Claim and the Reorganized Debtors. As Disputed Claims are Allowed, the Distribution Agent shall distribute, in accordance with the terms of the Plan, New Calpine Common Stock to Holders of Allowed Claims, and the New Calpine Stock Reserve shall be adjusted. The Distribution Agent shall withhold in the New Calpine Stock Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the New Calpine Common Stock initially withheld in the New Calpine Stock Reserve, to the extent that such New Calpine Common Stock continues to be withheld in the New Calpine Stock Reserve at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of Holders of Disputed Claims whose Claims, if Allowed, are entitled to distributions under the Plan. Nothing in the Plan shall require the Reorganized Debtors to reserve New Calpine Common Stock on account of agreements, programs, and plans the Debtors may continue to honor after the Effective Date pursuant to Article IV.R and no such New Calpine Common Stock shall be so reserved. The Reorganized Debtors may (but are not required to) request estimation for any Disputed Claim that is contingent or unliquidated, as set forth in Article VI.C.

The LSP Shares shall be issued on the Effective Date, and, to the extent the approvals outlined below have not been received and to the extent necessary to comply with applicable law, placed in the New Calpine Stock Reserve. The LSP Shares shall be distributed to the LS Entities and the Luminus Entities or their designees, respectively, from the New Calpine

Stock Reserve immediately upon the receipt by the LS Entities or the Luminus Entities, respectively, of any approval of the New York State Public Service Commission required in connection with the issuance of the LSP Shares to the LS Entities or the Luminus Entities, respectively; provided, however, that, to the extent that the Debtors or Reorganized Debtors, as applicable, are required to obtain approval of FERC pursuant to section 203 of the Federal Power Act, 16 U.S.C. §§ 824n-824n, with respect to the issuance of any LSP Shares to the LS Entities or the Luminus Entities, respectively, any LSP Shares in excess of 9.9 percent of the total amount of issued and outstanding New Calpine Common Stock that are held by the LS Entities or the Luminus Entities, respectively, together, in each case, with any Entities that are determined to be their “affiliates” under section 203 of the Federal Power Act, shall remain in the New Calpine Stock Reserve, and shall be distributed to the LS Entities or the Luminus Entities or their designees, respectively, immediately: (a) upon the Debtors or Reorganized Debtors, as applicable, obtaining any approval from FERC under section 203 of the FPA required with respect to the issuance to the LS Entities or the Luminus Entities, respectively, of the LSP Shares or (b) at such time as a given distribution to the LS Entities or the Luminus Entities, respectively, would not cause their holdings of New Calpine Common Stock, together with the holdings of any Entities that are determined to be their “affiliates” under section 203 of the Federal Power Act, to exceed 9.9 percent of the total amount of the issued and outstanding New Calpine Common Stock. Notwithstanding the foregoing, the LS Entities and the Luminus Entities shall at all times have the right, in their sole discretion, to direct the Distribution Agent to sell or otherwise dispose of any of their LSP Shares held in the New Calpine Stock Reserve, and the Distribution Agent shall immediately sell or dispose of such LSP Shares upon receiving and in accordance with any such direction from the LS Entities or the Luminus Entities, as applicable. Any dividends and distributions (except for proceeds relating to any disposition of LSP Shares as set forth above which shall be immediately distributed to the LSP Entities or the Luminus Entities, as the case may be) related to the LSP Shares held in the New Calpine Stock Reserve that accrue on or after the Effective Date shall also be held in the New Calpine Stock Reserve, and shall be distributed directly to the LS Entities or the Luminus Entities or their designees, as applicable, at the time the LSP Shares to which they relate are distributed to the LS Entities or the Luminus Entities or their designees.

Notwithstanding anything in the applicable Holder’s Proof of Claim or otherwise to the contrary, the Holder of a Claim shall not be entitled to receive or recover a distribution under the Plan on account of a Claim in excess of the lesser of the amount: (a) stated in the Holder’s Proof of Claim, if any, as of the Distribution Record Date, plus interest thereon to the extent provided for by the Plan; (b) if the Claim is denominated as contingent or unliquidated as of the Distribution Record Date, the amount that the Debtors, in consultation with the Creditors’ Committee, elect to withhold on account of such Claim in the New Calpine Stock Reserve and set forth in the Plan Supplement, or such other amount as may be estimated by the Bankruptcy Court prior to the Confirmation Hearing; or (c) if a Claim has been estimated, the amount deposited in the New Calpine Stock Reserve to satisfy such Claim after such estimation.

For purposes of any shareholder vote occurring after the Effective Date, the Distribution Agent or Servicer, as applicable, shall be deemed to have voted any New Calpine Common Stock held in the New Calpine Stock Reserve in the same proportion as all outstanding shares properly cast in such shareholder vote.

G.	Effect of Confirmation

1.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed Cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof. The actions of the Securities and Exchange Commission that: (1) are non-pecuniary, (2) do not relate to collection of a Claim, or (3) do not pursue injunctions that could be reduced to a monetary Claim, are not discharged under Article VIII.A.

2.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto; provided, however, that the Reorganized Debtors must have authority from a Final Order of a court of competent jurisdiction to re-classify any Allowed Subordinated Note Claim other than as set forth in the Plan unless the Holder of such Allowed Subordinated Note Claim consents to such re-classification.

3.	Compromise and Settlement of Claims and Controversies.

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

4.	Releases by the Debtors.

The Plan provides as follows: Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Released Party reasonably believed to be in the best interests of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence. In addition, any and all releases by the Debtors provided for in section 3.6 of the CCAA Settlement are hereby adopted and incorporated as if explicitly set forth herein.

5.	Exculpation.

The Plan provides as follows: Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan, and therefore are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof. Nothing in this paragraph shall apply in any action brought by the Securities and Exchange Commission in exercise of its police and regulatory powers.

6.	Releases by Holders of Claims and Interests.

The Plan provides as follows: Except as otherwise specifically provided in the Plan or Plan Supplement, on and after the Effective Date, Holders of Claims and Interests (a) voting to accept the Plan or (b) abstaining from voting on the Plan and electing not to opt out of the release contained in this paragraph (which by definition, does not include Holders of Claims and Interests who are not entitled to vote in favor of or against the Plan), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Debtor, the Reorganized Debtor, or the Released Party reasonably believed to be in the best interests of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence. In addition, any and all releases in section 3.6 of the CCAA Settlement are hereby adopted and incorporated as if set forth herein. Nothing in this paragraph shall apply in any action brought by the Securities and Exchange Commission in exercise of its police and regulatory powers. The Phelps Plaintiffs, the United States of America and any Governmental Unit thereof, and the Hawaii Plaintiffs are deemed to have opted out of the releases provided for in this paragraph and, therefore, are not bound by the releases provided for in this paragraph (and any injunctions relating to such releases). Notwithstanding Article VIII.F and Article VIII.G, and regardless of whether or how they vote on the Plan, the underwriter defendants in the state court litigation pending on the Petition Date in the Superior Court of California, County of Santa Clara, captioned Hawaii Structural Ironworkers Pension Trust Fund v. Calpine Corp., Case No. 1-04-CV-021465 (Cal. Sup. Ct.) (the “Hawaii Litigation”), will not be, solely by virtue of the Plan, (a) deemed to have released any Claims for contribution in connection with the Hawaii Litigation against any of the director and officer defendants in the Hawaii Litigation, or (b) enjoined from pursuing any such Claims against such defendants.

7.	Injunction.

The Plan provides as follows: Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.D or Article VIII.F, discharged pursuant to Article VIII.A, or are subject to exculpation pursuant to Article VIII.E are permanently enjoined, from and after the Effective Date, from: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Nothing in the Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors, as applicable, in consultation with the Creditors’ Committee, and any such Entity agree in writing that such Entity will: (a) waive all Claims against the Debtors, the Reorganized Debtors, and the Estates related to such action and (b) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

8.	Release of Liens.

The Plan provides as follows: Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged (except for charging Liens of the Indenture Trustees to the extent the Indenture Trustee’s fees and expenses are not paid pursuant to the Plan), and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns; provided, however, that nothing in the Plan shall release (i) Liens granted by KIAC Partners and Nissequogue Cogen Partners to secure payment of the bonds used to construct the KIAC And Nissequogue Facilities; (ii) Liens granted by Calpine Hidalgo Energy Center, L.P., f/k/a Duke Hidalgo, to the Hidalgo Indenture Trustee and the Industrial Development Corporation of the City of Edinburg, Texas in connection with the Hidalgo Lease and to secure payment of the bonds used to construct the Hidalgo Facility; (iii) the Liens provided to the CalGen Lenders and the CalGen Collateral Agent pursuant to the CalGen Debt Repayment Order; (iv) the Liens securing ad valorem property taxes owed to the Texas Taxing Authority, and such Liens will remain in full force and effect with the same validity, priority and to the same extent provided by state law until satisfaction in full of the tax claim or such portion thereof as is Allowed, and any penalties, fees or interest owed thereon as provided by Article VII.B; (v) the mortgages, deeds of trust, Liens, pledges, or other security interests granted to: (a) Bankers Commercial Corporation, (b) UNBC Leasing, Inc., and (c) U.S. Bank National Association, not in its individual capacity but solely as owner trustee, in connection with the Debtors’ leasing of the Greenleaf Project; and (vi) the mortgages, deeds of trust, Liens, pledges, or other security interests granted to: (a) Verizon Capital Corporation and (b) The Bank of New York Trust Company, NA, not in its individual capacity but solely as owner trustee, in connection with the Debtors’ leasing of the Agnews Project.

H.	Conditions Precedent to Confirmation and Consummation.

1. The following are conditions precedent to Confirmation that must be satisfied or waived in accordance with Article X.C of the Plan:

a. The Bankruptcy Court shall have approved the Disclosure Statement, in a manner acceptable to the Debtors and the Creditors’ Committee, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

b. The proposed Confirmation Order shall be in form and substance acceptable to the Debtors and the Creditors’ Committee.

c. The terms and conditions of employment or retention of any Persons proposed to serve as Named Executive Officers or directors of Reorganized Calpine, including, without limitation, as to compensation, shall be acceptable to the Debtors and the Creditors’ Committee and be set forth in the Plan Supplement to the extent such terms and conditions of employment or retention differ from those in existence on August 21, 2007.

d. The most current version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the Reorganized Calpine Bylaws and the Reorganized Calpine Charter) shall have been Filed in form and substance acceptable to the Debtors and the Creditors’ Committee.

2. The following are conditions precedent to Consummation that must be satisfied or waived in accordance with Article X.C of the Plan:

a. The Bankruptcy Court shall have authorized the assumption and rejection of executory contracts and unexpired leases by the Debtors as contemplated by Article V.

b. The New Credit Facility shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived, with the reasonable consent of the Creditors’ Committee, or satisfied in accordance with the terms thereof, and funding pursuant to the New Credit Facility shall have occurred.

c. The Confirmation Order shall have become a Final Order in form and substance acceptable to the Debtors and the Creditors’ Committee.

d. The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the Reorganized Calpine Bylaws and the Reorganized Calpine Charter) shall have been Filed in form and substance acceptable to the Debtors and the Creditors’ Committee without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Plan Supplement.

e. The Confirmation Date shall have occurred.

f. The New Calpine Common Stock shall have been accepted for listing on a national securities exchange or for quotation on a national automated interdealer quotation system.

3.	Waiver of Conditions Precedent.

The Debtors or the Reorganized Debtors, as applicable, with the consent of the Creditors’ Committee and in consultation with the Equity Committee, may waive any of the conditions to Confirmation or Consummation set forth in Article X of the Plan at any time, without any notice to parties-in-interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan. A failure to satisfy or waive any condition to Confirmation or Consummation may be asserted as a failure of Confirmation or Consummation regardless of the circumstances giving rise to such failure (including any action or inaction by the party asserting such failure). The failure of the Debtors or Reorganized Debtors, as applicable, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

4.	Effect of Non-Occurrence of Conditions to Consummation.

Each of the conditions to Consummation must be satisfied or duly waived pursuant to Article X.C of the Plan, and Consummation must occur within 180 days of Confirmation, or by such later date established by Bankruptcy Court order. If Consummation has not occurred within 180 days of Confirmation, then upon motion by a party in interest made before Consummation and a hearing, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion to vacate, the Confirmation Order may not be vacated if Consummation occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Article X.D of the Plan or otherwise, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments, or rejections of executory contracts or unexpired leases pursuant to Article V of the Plan, and nothing contained in the Plan or Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action; (2) prejudice in any manner the rights of such Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by such Debtor or any other Entity.

5.	Satisfaction of Conditions Precedent to Confirmation.

Upon entry of a Confirmation Order acceptable to the Debtors and the Creditors’ Committee, each of the conditions precedent to Confirmation, as set forth in Article X.A of the Plan, shall be deemed to have been satisfied or waived in accordance with the Plan.

I.	Information as to Assets and Liabilities of Registrant

Information as to Calpine’s assets and liabilities as of the most recent practicable date is contained in the Monthly Operating Report for the period October 1, 2007 through October 31, 2007. The Monthly Operating Report is included as Exhibit 99.1 to Calpine’s Current Report on Form 8-K, filed with the SEC on December 11, 2007, and is incorporated herein by reference.

Forward Looking Information

In addition to historical information, this Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risks and uncertainties associated with the ability to successfully implement our Plan of Reorganization as confirmed (ii) its ability to implement its business plan; (iii) financial results that may be volatile and may not reflect historical trends; (iv) seasonal fluctuations of results; (v) potential volatility in earnings associated with fluctuations in prices for commodities such as natural gas and power; (vi) its ability to manage liquidity needs and comply with covenants related to our existing financing obligations and anticipated exit financing; (vii) the direct or indirect effects on the company’s business of its impaired credit including increased cash collateral requirements in connection with the use of commodity contracts; (viii) transportation of natural gas and transmission of electricity; (ix) the expiration or termination of power purchase agreements and the related results on revenues; (x) risks associated with the operation of power plants including unscheduled outages; (xi) factors that impact the output of its geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xii) risks associated with power project development and construction activities; (xiii) its ability to attract, retain and motivate key employees; (xiv) its ability to attract and retain customers and counterparties; (xv) competition; (xvi) risks associated with marketing and selling power from plants in the evolving energy markets; (xvii) present and possible future claims, litigation and enforcement actions; (xviii) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xix) other risks identified in the company’s annual and quarterly reports on Forms 10-K and 10-Q. All information set forth in this Report on Form 8-K is as of today’s date, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Exhibit No.	Description
2.1	Debtors’ Sixth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code.*

2.2	Findings of Fact, Conclusions of Law, and Order Confirming Sixth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code.

99.1	Calpine Corporation Press Release Dated December 19, 2007.

* The Debtors filed with the Bankruptcy Court the following attachments to the Plan of Reorganization as a Plan Supplement, which, as permitted by Item 601(b)(2) of Regulation S-K, have been omitted from this Current Report on Form 8-K. Calpine Corporation will furnish supplementally a copy of any attachment to the Plan of Reorganization to the Securities and Exchange Commission upon request. Each attachment is available and can be viewed on the website of the Debtor’s claims and solicitation agent at www.kccllc.net/calpine.com.

Exhibit 1 –	Solicitation Procedures

Exhibit 2 –	Retained Causes of Action

Exhibit 3 –	[deleted]

Exhibit 4 –	Contingent and Unliquidated Claims

Exhibit 5 –	Assumed Executory Contracts and Unexpired Leases

Exhibit 6 –	Rejected Executory Contracts and Unexpired Leases

Exhibit 7 –	Rejected Indemnification Obligations for Former Employees

Exhibit 8 –	[deleted]

Exhibit 9 –	Conditionally Assumed Executory Contracts and Unexpired Leases

Exhibit 10 –	Guarantees Subject to Reinstatement

Exhibit 11 –	Liquidation Analysis

Exhibit 12 –	Projections

Exhibit 13 –	Management and Director Equity Incentive Plan

Exhibit 14 –	Amended and Restated Bylaws of Calpine Corporation

Exhibit 15 –	Restated Certificate of Calpine Corporation

Exhibit 16 –	Entities to be Merged or Eliminated

Exhibit 17 –	Term Sheet Regarding Selection of Post-Emergence Board of Directors of Reorganized Calpine Corporation

Exhibit 18 –	Term Sheet for Proposed Trading Restrictions on Reorganized Calpine Common Stock

Exhibit 19 –	Calpine Corporation Registration Rights Term Sheet

Exhibit 20 –	TCPL and NOVA Agreements

Exhibit 21 –	Warrant Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President and Chief Accounting Officer

Date: December 27, 2007

EXHIBIT INDEX

Exhibit	Description
2.1	Debtors’ Sixth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code.

2.2	Findings of Fact, Conclusions of Law, and Order Confirming Sixth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code.

99.1	Calpine Corporation Press Release Dated December 19, 2007.